Exhibit 12.0



                             TV GUIDE, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               (amounts in millions, except for ratios)
                              (unaudited)



                      Period From        Period From
                      July 13, 2000      January 1, 2000  Year Ended     Year Ended     Year Ended     Year Ended
                      to                 to               December 31,   December 31,   December 31,   December 31,
                      December 31, 2000  July 12, 2000    1999           1998           1997           1996
                      Successor          Predecessor      Predecessor    Predecessor    Predecessor    Predecessor
                      Company            Company          Company        Company        Company        Company
                      -----------------  ---------------  ------------   ------------   ------------   ------------

Earnings Available
 for Fixed Charges:
  Income (loss)
   before income
   taxes and minority
   interest           $(351.4)           $(24.0)          $43.3          $161.4         $105.2         $71.0
  Interest and
   expense on
   indebtedness          24.8              28.9            43.6             1.6            2.1           2.0
  One-third of
   rental expense,
   net of sub-leasing
   income for
   operating leases       5.0               5.4             8.8             5.8            5.3           4.8
                      -------            ------           -----          ------         ------         -----
                      $(321.6)           $ 10.3           $95.7          $168.8         $112.6         $77.8
                      =======            ======           =====          ======         ======         =====

Fixed Charges:
 Interest and
  expense on
  indebtedness        $  24.8            $ 28.9           $43.6          $  1.6         $  2.1         $ 2.0
 One-third of
  rental expense,
  net of sub-leasing
  income for
  operating leases        5.0               5.4             8.8             5.8            5.3           4.8
                      -------            ------           -----          ------         ------         -----
                      $  29.8            $ 34.3           $52.4          $  7.4         $  7.4         $ 6.8
                      =======            ======           =====          ======         ======         =====

Ratio of earnings
 to fixed charges     See Note (a)       See Note (b)       1.8            22.6           15.1          11.4



(a) Earnings for the period from July 13, 2000 to December 31, 2000 reflect the increase in amortization of intangible assets resulting from the impacts of push-down accounting related to the acquisition of the Company by Gemstar. As a result of this non-cash charge, earnings as calculated, were not sufficient to cover fixed charges by $351.4 million.

(b) Earnings for the period January 1, 2000 through July 12, 2000 include certain non-recurring charges relating to compensation and other costs that occurred as a result of the merger with Gemstar and amortization of intangible assets recorded in the TV Guide Transaction. As a result, earnings were not sufficient to cover fixed charges for the period by $24.0 million.